As filed with the Securities and Exchange Commission on July 28, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

VEREIT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	45-2482685
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

(Title of Class to Be Registered)	(Name of Exchange on Which Class Is to Be Registered)
Common Stock 6.70% Series F Cumulative Redeemable Preferred Stock	New York Stock Exchange LLC New York Stock Exchange LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This Registration Statement on Form 8-A is being filed by VEREIT, Inc. (the “Registrant,” “us,” “our” or “we”), a Maryland corporation, with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration of each of its common stock (“Common Stock”), par value $0.01 per share, and 6.70% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”), par value $0.01 per share, under Section 12(b) of the Securities Exchange Act of 1934, as amended, and the transfer of the listing of each of its Common Stock and Series F Preferred Stock from the NASDAQ Global Select Market to the New York Stock Exchange.
Item 1. Description of Registrant’s Securities to be Registered.
Authorized Shares and Shares Issued and Outstanding

Our charter authorizes us to issue up to 1,610,000,000 shares, consisting of 1,500,000,000 shares of Common Stock, 10,000,000 shares of manager’s stock, par value $0.01 per share, 100,000,000 shares of preferred stock, par value $0.01 per share, 545,454 shares of which have been classified and designated as Series A Convertible Preferred Stock, 283,018 shares of which have been classified and designated as Series B Convertible Preferred Stock, 28,398,213 shares of which have been classified and designated as Series C Convertible Preferred Stock, 21,735,008 shares of which have been classified and designated as Series D Cumulative Convertible Preferred Stock and 42,973,522 shares of which have been classified and designated as Series F Preferred Stock. As of July 24, 2015, we had the following stock issued and outstanding: (i) 905,039,183 shares of Common Stock; (ii) 0 shares of our Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Cumulative Convertible Preferred Stock and manager’s stock; and (iii) 42,834,138 shares of our Series F Preferred Stock.

Common Stock

The Registrant hereby incorporates by reference herein the description of its Common Stock to be registered hereunder set forth under the heading “Description of Capital Stock” in the Registrant’s prospectus forming part of its Registration Statement on Form S-3, as amended (File No. 333-187240), filed with the Commission pursuant to the Securities Act of 1933, as amended.

Series F Preferred Stock

The Registrant hereby incorporates by reference herein the description of its Series F Preferred Stock to be registered hereunder set forth under the heading “Description of ARCP Shares” in the Registrant’s prospectus forming part of its Registration Statement on Form S-4, as amended (File No. 333-190056), filed with the Commission pursuant to the Securities Act of 1933, as amended.
Item 2. Exhibits.
Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 28, 2015

VEREIT, INC.
By:	/s/ Michael J. Sodo
Michael J. Sodo
Executive Vice President, Chief Financial Officer and Treasurer